NITCHES COMPLETES ACQUISITION OF SAGUARO®

October 30, 2006
SAN DIEGO, CA

Nitches, Inc. (NASDAQ:NICH) today announced that on October 27, 2006 it completed the acquisition of Saguaro, LLC from Impex Inc. as previously announced on June 23, 2006. In connection with the acquisition Nitches has acquired sole ownership of the Saguaro® trademarks. The closing of the transaction had been conditioned upon securing the effectiveness of a registration statement for Impex Inc.'s resale of shares of Nitches's common stock issued in the transaction. That registration became effective on October 24, 2006. Since January 2005, Nitches has been manufacturing and distributing Saguaro® apparel products to specialty and catalog retailers under the terms of a strategic alliance with Impex.

     Nitches designs and distributes women’s specialty apparel by Adobe Rose®, Saguaro® and Southwest Canyon®, women’s sleepwear by Body Drama® and Dockers®, and men’s casual and active apparel under the Dockers®, Nat Nast®, Newport Blue®, The Skins Game®, and ZOIC® brands. The company’s Designer Intimates subsidiary distributes sleepwear, robes, loungewear, and daywear that include the following brands: Derek Rose®, Princesse tam tam®, Gossard®, Crabtree & Evelyn®, Disney Couture®, Anne Lewin®, and Claire Murray®. Nitches also distributes home décor products, primarily candles, glass décor and related accessories, under the Bill Blass®, Newport Blue® and Michael Coffindaffer brands. All lines are sold to better department stores, specialty boutiques, moderate department stores, and national and regional discount department stores and chains. The Company also develops and manufactures private label products for many leading department stores and multi-channel retailers.

     Nitches, Inc. has been designing and marketing quality apparel for niche markets since 1971. The Company is headquartered in San Diego, California with offices in Los Angeles, New York City, Dallas, Hong Kong and Istanbul. The Company’s shares are traded on the NASDAQ Capital Market under the symbol NICH. Visit our web site at http://www.nitches.com.

     Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to differ materially from forecasted results. Those risks include a softening of retailer or consumer acceptance of the Company’s products, pricing pressures and other competitive factors, or the unanticipated loss of a major customer. The Company’s results may also differ materially from period to period due to the seasonal nature of the Company’s product lines. Such seasonal differences may be further impacted by the Company’s acquisition of Designer Intimates. These and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission.

Contact:  Steve Wyandt
Web:       http:// www.nitches.com
E-mail:    ir@nitches.com
Phone:     (858) 625-2633 (Option # 1: Corporate)